Exhibit 3.1

CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF INCORPORATION OF
LULULEMON ATHLETICA INC.

         lululemon athletica inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("DGCL"), hereby certifies as follows:

1.
The Corporation was originally incorporated in the State of Delaware under the name of Lulu Holding Inc. and the original certificate of incorporation was filed with the Secretary of State of the State of Delaware on November 21, 2005.

2.
This amendment to the certificate of incorporation of the Corporation has been declared advisable by the board of directors of the Corporation, duly adopted by the stockholders of the Corporation and duly executed and acknowledged by the officers of the Corporation in accordance with Sections 103, 242 and 245 of DGCL.

3.	Section 8.2.2 of the Corporation’s certificate of incorporation is hereby amended to remove the language indicated below by ~~strikeout~~:

"8.2.2    Term. Directors assigned to be the initial Class I directors shall be elected to hold office for a term expiring at the annual meeting of stockholders to be held in 2008; directors assigned to be the initial Class II directors shall be elected to hold office for a term expiring at the annual meeting of stockholders to be held in 2009; and, directors assigned to be the initial Class III directors shall be elected to hold office for a term expiring at the annual meeting of stockholders to be held in 2010. Thereafter, at each annual meeting of stockholders of the Corporation, directors of classes the terms of which expire at such annual meeting shall be elected for terms of three years ~~by a plurality vote of all votes cast at such meeting~~. Notwithstanding the foregoing, a director whose term shall expire at any annual meeting shall continue to serve until such time as his successor shall have been duly elected and shall have qualified unless his position on the Board of Directors shall have been abolished by action taken to reduce the size of the Board of Directors prior to said meeting."

4.	This amendment will be effective on and as of the date of filing of this certificate of amendment with the Secretary of State of the State of Delaware.

The certificate of amendment is being signed on June 23, 2017.

lululemon athletica inc.
By:	/s/ LAURENT POTDEVIN
Name:	Laurent Potdevin
Title:	Chief Executive Officer